UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

MULTIMEDIA GAMES HOLDING COMPANY, INC.

(Exact name of Registrant as specified in its charter)

000-28318

(Commission File Number)

Texas	74-2611034
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

206 Wild Basin Road South, Building B Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 8, 2014, Multimedia Games Holding Company, Inc., a Texas corporation (the “Company”), Global Cash Access Holdings, Inc., a Delaware corporation (“GCA”), and Movie Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of GCA (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GCA. At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company outstanding immediately prior to the Effective Time (other than shares owned by the Company and its subsidiaries, GCA or Merger Sub) will be automatically converted into the right to receive $36.50 in cash, without interest (the “Merger Consideration”).

The Board of Directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The closing of the Merger is subject to the approval of the Merger Agreement by the affirmative vote of holders of at least two-thirds of all outstanding shares of common stock of the Company (the “Company Shareholder Approval”). The closing of the Merger is also subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of specified licenses, permits, and other approvals relating to the Company’s gaming operations issued by certain governmental authorities, the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, (2) not to engage in specified types of transactions during this period unless agreed to in writing by GCA, and (3) to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior proposal, and provides that, upon termination of the Merger Agreement by the Company or GCA upon specified conditions, a termination fee will be payable by the Company. If the Merger Agreement is terminated in connection with the Company entering into a definitive agreement with respect to a superior proposal prior to October 8, 2014, the termination fee payable by the Company to GCA will be $11 million. If the termination fee becomes payable by the Company after October 8, 2014, the amount of the termination fee will be $32.5 million.

In addition to the foregoing termination rights, either party may terminate the Merger Agreement if the Merger is not consummated on or before June 8, 2015 (which may be extended to July 8, 2015 in certain circumstances specified in the Merger Agreement).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or GCA. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential Disclosure Letters provided by each of the Company and GCA to the other in connection with the signing of the Merger Agreement. These confidential Disclosure Letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and GCA rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterization of the actual state of facts about the Company or GCA.

Additional Information

This communication is being made in respect of the proposed transaction involving GCA and Multimedia Games. The intention is that Multimedia Games will file with the SEC a proxy statement in connection with the proposed transaction with GCA. Multimedia Games also intends to file with the SEC other documents regarding the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of Multimedia Games and will contain important information about the proposed transaction and related matters. MULTIMEDIA GAMES’ SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Multimedia Games with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders of Multimedia Games will be able to obtain free copies of the proxy statement from Multimedia Games by contacting Investor Relations by mail at Attn: Investor Relations, Multimedia Games, 206 Wild Basin Road, Building B, Fourth Floor, Austin, TX 78746.

Participants in the Solicitation

GCA and Multimedia Games and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about GCA’s directors and executive officers is included in GCA’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 11, 2014 and the proxy statement for GCA’s 2014 annual meeting of stockholders, filed with the SEC on April 8, 2014. Information about Multimedia Games’ directors and executive officers is included in Multimedia Games’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC on November 14, 2013 and in the proxy statement for Multimedia Games’ 2014 annual meeting of shareholders, filed with the SEC on January 10, 2014. Additional information regarding these persons and their interests in the merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Throughout this document pertaining to the merger transaction between GCA and Multimedia Games, we make forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Although we believe the expectations reflected in any forward-looking statements are reasonable, they involve known and unknown risks and uncertainties, are not guarantees of future performance, and actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements and any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, GCA or Multimedia Games or their respective businesses or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of Multimedia Games to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of GCA and Multimedia Games to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of GCA and/or Multimedia Games; (5) the ability of GCA and Multimedia Games to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by GCA to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in GCA’s and Multimedia Games’ most recent Annual Reports on Form 10-K, and GCA’s and Multimedia Games’ more recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. GCA and Multimedia Games can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, neither GCA nor Multimedia Games undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. GCA and Multimedia Games do not intend, and assume no obligation, to update any forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this communication.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

2.1	Agreement and Plan of Merger, dated as of September 8, 2014, by and among Global Cash Access Holdings, Inc., Movie Merger Sub, Inc., and Multimedia Games Holding Company, Inc.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multimedia Games Holding Company, Inc.

Date: September 8, 2014	By:	/S/ TODD MCTAVISH
Todd McTavish
Senior Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of September 8, 2014, by and among Global Cash Access Holdings, Inc., Movie Merger Sub, Inc., and Multimedia Games Holding Company, Inc.

99.1	Press Release